The Gabelli Asset Fund
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.



TRADE DATE: 5/3/02
ISSUE: Lin TV Corp.
SHARES: 5,000
PRICE: $22
AMOUNT: $110,000
SPREAD AMOUNT: 1.375
SPREAD %:  6.25%
FUND'S % OF ISSUE: 0.034%
% OF ISSUE FOR ALL GABELLI FUNDS: 0.756%
BROKER: Deutsche Bank
ISSUES WITHIN 90 DAYS: 3
REASON:  (1),(2)


The purchases listed above meet the following requirements of 10f-3
....Part of an issue registered under the Securities Act of 1933.
....Purchased at not more than the offering price.
....Offered pursuant to a firm commitment underwriting.
....The issuer has been in continuous operation for at least 3 years.

All other requirements are presented in the table above


Reason Key
(1) Does not exceed 125% of the mean offering spread of 3 comparable issues underwritten in the last 90 days.

(2) Does not exceed 110% of the underwriting spread of 3 comparable issues underwritten in the last 90 days.

Note: If 3 comparable issues are not available within 90 days, a one year window is used.

UNDERWRITERS FOR LIN TV CORP.:
Deutsche Bank Securities Inc.
Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
Credit Suisse First Boston Corporation
Morgan Stanley & Co. Incorporated
A.G. Edwards & Sons, Inc.
Allen & Company Incorporated
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Robertson Stephens, Inc.
E*Trade Securities, Incorporated
First Southwest Company
Gabelli & Company, Inc.
Sanders Morris Harris Inc.